Careview Communications, Inc. 8-K
Exhibit 10.81

CAREVIEW COMMUNICATIONS, INC., A NEVADA CORPORATION
CAREVIEW COMMUNICATIONS, INC., A TEXAS CORPORATION
CAREVIEW OPERATIONS, L.L.C., A TEXAS LIMITED LIABILITY COMPANY

COMERICA BANK
BRIDGE BANK, NATIONAL ASSOCIATION

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of August 31, 2011, by and between COMERICA BANK (“Comerica” and, solely in its capacity as collateral agent for the Lenders (as defined below), “Collateral Agent”), BRIDGE BANK, NATIONAL ASSOCIATION (“Bridge” and, collectively, with Comerica, the “Lenders” and each, individually, a “Lender”) and CAREVIEW COMMUNICATIONS, INC., a Nevada corporation (“Parent”), CAREVIEW COMMUNICATIONS, INC., a Texas corporation (“CareView Texas”) and CAREVIEW OPERATIONS, L.L.C., a Texas limited liability company (“CV Operations” and, collectively with CareView Texas and Parent, “Borrowers” and each, individually, a “Borrower”).

Recitals

Borrowers wish to obtain credit from time to time from Lenders, and Lenders desire to extend credit to Borrowers.  This Agreement sets forth the terms on which Lenders will advance credit to Borrowers, and Borrowers will repay the amounts owing to Lenders.

Agreement

The parties agree as follows:

        1.   Definitions and Construction.

1.1 Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Borrower’s Books” means all of a Borrower’s books and records including:  ledgers; records concerning such Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrower State” means (x) with respect to Parent, Nevada and (y) with respect to CareView Texas and CV Operations, Texas; in each case, the respective state under whose laws each Borrower is organized.

“Borrowing Base” means an amount equal to eighty percent (80%) of Eligible Accounts, as determined by Lenders with reference to the most recent Borrowing Base Certificate delivered by Parent.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of such Borrower, who did not have such power before such transaction.

“Chief Executive Office State” means Texas, where Borrowers’ chief executive office is located.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit A attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit A, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, or (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of sixty five percent (65%) of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote; provided that in no case shall the definition of “Collateral” exclude any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment.

“Collateral Agent” means, Comerica, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.

“Collateral Agent-Related Person” means the Collateral Agent, together with its Affiliates, and the officers, directors, employees, agents, advisors, auditors and attorneys-in-fact of such Persons; provided, however, that no Collateral Agent-Related Person shall be an Affiliate of a Borrower.

“Collateral State” means the state or states where the Collateral is located, which are Florida, Mississippi, New Jersey, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas and Washington.

“Commitment Amount” is set forth in Schedule 1.1, as amended from time to time.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Consolidated Net Income (or Deficit)” means the consolidated net income (or deficit) of any Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

“Consolidated Total Interest Expense” means with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance, or any other extension of credit by any Lender for the benefit of any Borrower hereunder.

“EBITDA” means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of Borrowers and their Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of the Borrowers’ Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) non-cash expense associated with granting stock options, warrants or other similar derivative securities and minus, to the extent added in computing Consolidated Net Income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits) for such period, all as determined in accordance with GAAP.

“Eligible Accounts” means those Accounts that (x) arise in the ordinary course of a Borrower’s business; (y) arise from the future, rolling twelve (12) months due to sales of subscriptions to individual hospitals or hospital groups which are associated with (i) existing subscription services that are under contact and have at least twelve (12) months of life left on the contract at the time of inclusion of such Account in the Borrowing Base; and (ii) newly executed contracts that have a minimum length of at least four (4) years; and (z) comply with all of Borrowers’ representations and warranties to Lenders set forth in Section 5.3; provided, that Lenders may change the standards of eligibility, in the Lenders’ commercially reasonable discretion (determined from the perspective of a secured, commercial lender), based upon an audit or appraisal of the Collateral and or an Event of Default, by giving Parent thirty (30) days prior written notice.  Unless otherwise agreed to by Lenders, Eligible Accounts shall not include the following:

(a)
Accounts that the account debtor has failed to pay in full within ninety (90) days of invoice date; and Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

(b)	Credit balances over ninety (90) days;

(c)	[intentionally omitted];

(d)
Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to a Borrower exceeds fifty percent (50%) of all Accounts (except with respect to Accounts of Hospital Management Associates, Inc., which shall not exceed seventy five percent (75%) of all Accounts), to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Lenders;

(e)	Accounts with respect to which the account debtor does not have its principal place of business in the United States;

(f)
Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Collateral Agent and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(g)
Accounts with respect to which a Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to such Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to such Borrower;

(h)
Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(i)	Accounts with respect to which the account debtor is an officer, employee, agent or Affiliate of a Borrower;

(j)
Accounts that relate to deposits (such as good faith deposits) or other property of the account debtor held by a Borrower for the performance of services or delivery of goods which such Borrower has not yet performed or delivered;

(k)
Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Collateral Agent believes, in its reasonable discretion after consultation with Parent, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l)
Accounts the collection of which Required Lenders reasonably determine after inquiry and consultation with Parent to be doubtful (which shall include, but not be limited to, Accounts as to which the Account debtor is the subject of an Insolvency Proceeding; and Accounts as to which the account debtor disputes liability);

(m)	Retentions and hold-backs;

(n)	Accounts arising from non-software sales (i.e., account management, professional services, hardware, etc.) unrelated to sales of subscriptions to individual hospitals or hospital groups;

(o)	Accounts arising from cancelled contracts or contracts as to which the account debtor has submitted a notice of non-renewal, termination or similar; and

(p)	Accounts associated with one (1) time fees (e.g, initial upfront fees).

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

“HealthCor” means, collectively, HealthCor Partners Fund, L.P. and HealthCor Hybrid Offshore Master Fund, L.P.

“HealthCor Debt” means the Indebtedness owing by Parent to HealthCor, not to exceed the principal amount of Twenty Million Dollars ($20,000,000), pursuant to the terms and conditions of the HealthCor Debt Documents; provided that the same shall at all times be subject to the HealthCor Subordination Agreement.

“HealthCor Debt Documents” means that certain Note and Warrant Purchase Agreement dated as of April 21, 2011, by and between Parent and HealthCor, all exhibits and schedules thereto and all instruments or other agreements executed and/or delivered in connection therewith (including but not limited to those certain Senior Secured Promissory Notes issued by Parent to HealthCor), all in form and content reasonably acceptable to Collateral Agent.

“HealthCor Liens” means the Liens granted by Parent to HealthCor to secure repayment of the HealthCor Debt.

“HealthCor Subordination Agreement” means that certain Subordination Agreement dated as of the Closing Date, by and between HealthCor and Collateral Agent, in form and content reasonably acceptable to Collateral Agent and the Lenders.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of a Borrower’s right, title, and interest in and to the following:

(a) Copyrights, Trademarks and Patents;

(b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all present and future inventory in which any Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lender Expenses” means all:  reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Lenders’ reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by a Lender at a Borrower’s request.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Commitment” means, for any Lender, the obligation of such Lender to make Advances, up to the principal amount shown on Schedule 1.1.  “Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by a Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means (i) a material adverse change in the prospects, business or financial condition of Borrowers, taken as a whole, or (ii) a material impairment in the prospect of repayment of all or any portion of the Obligations or in otherwise performing Borrowers’ obligations under the Loan Documents, or (iii) a material impairment in the perfection, value or priority of Collateral Agent’s security interests in the Collateral.

“Negotiable Collateral” means all of a Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Lender Expenses and other amounts owed to any Lender by a Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from a Borrower to others that any Lender may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrowers may now or hereafter become obligated to pay to Lenders pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Lenders.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrowers in favor of Lenders arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year of Borrowers secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d) Subordinated Debt;

(e) Indebtedness to trade creditors incurred in the ordinary course of business;

(f) The HealthCor Debt; and

(g) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrowers or any Subsidiary, as the case may be.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule;

(b) (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Lenders’ certificates of deposit maturing no more than one (1) year from the date of investment therein, and (iv) Lenders’ money market accounts;

(c) Repurchases of stock from former employees or directors of a Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to such Borrower regardless of whether an Event of Default exists;

(d) Investments accepted in connection with Permitted Transfers;

(e) Investments in CV Operations and CareView Texas made prior to the Closing Date (but not after the Closing Date), and Investments in Subsidiaries (other than CV Operations and CareView Texas) or to other Subsidiaries (other than CV Operations and CareView Texas) not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year;

(f) Investments not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by such Borrower’s Board of Directors;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of a Borrower’s business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of a Borrower in any Subsidiary; and

(i) Purchases or inbound licenses of intellectual property, or joint ventures or strategic alliances in the ordinary course of a Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrowers do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrowers maintain adequate reserves, provided the same have no priority over any of Collateral Agent’s security interests;

(c) Liens not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate (i) upon or in any Equipment acquired or held by a Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (e) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e) The HealthCor Liens; and

(f) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 (attachment) or 8.9 (judgments).

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by a Borrower or any Subsidiary of:

(a) Inventory in the ordinary course of business;

(b) Non-exclusive licenses and similar arrangements for the use of the property of a Borrower or its Subsidiaries in the ordinary course of business;

(c) Worn-out or obsolete Equipment; or

(d) Other assets of a Borrower or its Subsidiaries that do not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Pricing Addendum” means that certain Prime Referenced Rated Addendum to Loan and Security Agreement, among Borrowers and Collateral Agent, dated as of the Closing Date.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Comerica, as its “prime rate,” whether or not such announced rate is the lowest rate available from Comerica.

“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.

“Pro Rata Share” means, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of the Advances made by such Lender by the aggregate outstanding principal amount of the Advances.

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Closing Date (each an “Original Lender”) have not assigned or transferred any of their interests in their respective Advances, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Revolving Line, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Advances, Lenders holding sixty-six percent (66%) of the aggregate outstanding principal balance of the Revolving Line.  For purposes of this definition only, a Lender shall be deemed to include itself, and any Lender that is an Affiliate of such Lender.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of a Borrower.

“Revolving Line” means a credit extension of up to Twenty Million Dollars ($20,000,000).

“Revolving Maturity Date” means the earlier of (i) two (2) years after the initial Advance hereunder, or (ii) June 30, 2014.

“Schedule” means the schedule of exceptions attached hereto, and approved by Lenders.

“Shares” means (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower in any Subsidiary of such Borrower which is not an entity organized under the laws of the United States or any territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower in any Subsidiary of such Borrower which is an entity organized under the laws of the United States or any territory thereof.  Without limiting the foregoing, “Shares” means one hundred percent (100%) of the stock of CareView Texas, one hundred percent (100%) of the membership units of CV Operations held by Parent and fifty percent (50%) of the membership units of each of the two joint ventures between Parent and Rockwell Holdings I, LLC with respect to (i) Hillcrest Medical Center in Tulsa, Oklahoma, and (ii) Saline Memorial Hospital in Benton, Arkansas.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by a Borrower that is subordinated to the debt owing by Borrowers to Lenders hereunder or under any of the Loan Documents on terms reasonably acceptable to Collateral Agent (and identified as being such by Borrowers and Collateral Agent).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.

1.2 Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP.  When used herein, the terms “financial statements” shall include the notes and schedules thereto.

       2.    Loan and Terms Of Payment.

2.1 Credit Extensions.

Borrowers promise to pay to the order of each Lender, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by such Lender to Borrowers hereunder.  Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a) Revolving Advances.

(i) Subject to and upon the terms and conditions of this Agreement, and provided that Borrowers have delivered evidence to the reasonable satisfaction of Collateral Agent and Lenders of a signed contact for a new customer or the expansion of a contract with an existing customer for the addition of hospital sites and or hospital beds, Parent may request, and the Lenders agree, severally and not jointly, according to each Lenders’ Loan Commitment as forth on Schedule 1.1 hereto, to make Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base.  Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable.  Except as set forth in the Pricing Addendum, Borrowers may prepay any Advances without penalty or premium.  Borrowers shall use the proceeds of the Advances for the purchase of Equipment and/or installation costs associated with the installation of a new or expanded customer contract.

(ii) Whenever Parent desires an Advance, Parent will notify each Lender by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made.  Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B-1 (with respect to Bridge) and B-2 (with respect to Comerica) hereto, together with proof of the use of proceeds (including, e.g., a quote or an invoice for the cost of the Equipment or the installation expense for which the Advance is used).  Each Lender is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in such Lender’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid.  Lenders shall be entitled to rely on any telephonic notice given by a person who a Lender reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Lenders harmless for any damages or loss suffered by any Lender as a result of such reliance.  Each Lender will credit the amount of Advances made under this Section 2.1(a) to Parent’s deposit account maintained with each such Lender.

2.2 Overadvances.  If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrowers shall immediately pay to Lenders, in cash, each Lender’s Pro Rata Share of the amount of such excess, for application against the outstanding Advances.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rate.  Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, as set forth in the Pricing Addendum.

(b) Late Fee; Default Rate.  If any payment is not made within ten (10) days after the date such payment is due, Borrowers shall pay Lenders a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than $25.00.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments.  Except as set forth in the Pricing Addendum, interest hereunder shall be due and payable on the __ calendar day of each month during the term hereof.  Lenders shall, at their option, charge such interest, all Lender Expenses, and all Periodic Payments against any of a Borrower’s deposit accounts maintained with such Lender or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.  All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Lenders will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d) Computation.  With respect to Obligations bearing interest at the Prime Rate, in n the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.  All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4 Crediting Payments.  Prior to the occurrence of an Event of Default, each Lender shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Parent specifies.  After the occurrence of an Event of Default, the receipt by a Lender of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by a Lender after 12:00 noon Pacific time shall be deemed to have been received by such Lender as of the opening of business on the immediately following Business Day.  Whenever any payment to a Lender under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees.  Borrowers shall pay to Lenders the following:

(a) Facility Fee.  On the Closing Date, a facility fee equal to Two Hundred Thousand Dollars ($200,000), to be shared between the Lenders pursuant to their respective Commitment Percentages, which shall be nonrefundable, receipt of which hereby is acknowledged; and

(b) Unused Facility Fee.  A quarterly Unused Facility Fee equal to one quarter of one percent (0.25%) per annum of the difference between the amount of the Revolving Line and the average outstanding principal balance of the Revolving Line during the applicable quarter, which fee shall be shared between the Lenders in accordance with their respective Commitment Percentages, payable within five (5) days of the last day of each such quarter and shall be nonrefundable; and

(c) Lender Expenses.  On the Closing Date, all Lender Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Lender Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by any Lender.

2.6 Term.  This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or any Lender has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Lenders shall have the right to terminate their obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.  Notwithstanding termination, Lenders’ Liens on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations) are outstanding.

2.7 Administration.  Lenders have elected to administer this Agreement without designating an administrative agent.  To facilitate the administration of this Agreement, each Lender agrees (but without liability to Borrowers or the other Lenders for failing to do so) to advise the other Lenders promptly of any Advances made, issued or entered into by it, and of any payments received by it (whether voluntary payments, setoff amounts, automatic payments by debit to accounts maintained by a Borrower with it or otherwise).  Furthermore, to the extent Advances properly made by any Lender exceed the amounts which should have been funded or carried by such Lender, as the case may be, based on its applicable Loan Commitment, the other Lenders shall (to the extent such Lenders have not funded or are not carrying outstanding Advances based on their applicable Loan Commitment) purchase participations in such overfunded Lender’s Advances (or otherwise adjust the amount of their outstandings by mutual agreement), until the amount of such overfunding has been eliminated.

      3.   Conditions of Loans.

3.1 Conditions Precedent to Initial Credit Extension.  The obligation of each Lender to make the initial Credit Extension is subject to the condition precedent that Lenders shall have received, in form and substance satisfactory to Lenders, the following:

(a) this Agreement;

(b) an officer’s certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) UCC National Form Financing Statement with respect to each Borrower;

(d) an intellectual property security agreement from each Borrower;

(e) (i) agreement to provide insurance and (ii) insurance authorization letter in the forms attached hereto;

(f) a subordination agreement from each holder of Subordinated Debt, including but not limited to the HealthCor Subordination Agreement;

(g) payment of the fees and Lender Expenses then due specified in Section 2.5 hereof;

(h) current financial statements, including audited statements for each Borrower’s most recently ended fiscal year, which may include a qualified opinion concerning Borrowers’ financial controls and/or financial condition unless such qualification includes fraud by the Borrowers, or any of them, company prepared consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Lenders may reasonably request;

(i) an audit of the Collateral, the results of which shall be satisfactory to Lenders;

(j) current Compliance Certificate in accordance with Section 6.2;

(k) a Warrant in form and substance satisfactory to each Lender;

(l) securities and/or deposit account control agreements with respect to any accounts permitted hereunder to be maintained outside Comerica; and

(m) such other documents, and completion of such other matters, as Lenders may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions.  The obligation of Lenders to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by each Lender of the Payment/Advance Form as provided in Section 2.1; and

(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date).  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4. Creation of Security Interest.

4.1 Grant of Security Interest.  Each Borrower grants and pledges to Collateral Agent, for the ratable benefit of each Lender, a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by each Borrower of each of its covenants and duties under the Loan Documents.  Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral.  Each Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property, except in connection with Permitted Liens and Permitted Transfers.  Notwithstanding any termination of this Agreement, Collateral Agent’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2 Perfection of Security Interest.  Each Borrower authorizes Collateral Agent to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of each Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether a Borrower is an organization, the type of organization and any organizational identification number issued to such Borrower, if applicable.  Any such financing statements may be filed by Collateral Agent at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction.  Each Borrower shall from time to time endorse and deliver to Collateral Agent, at the request of Collateral Agent, all Negotiable Collateral and other documents that Collateral Agent may reasonably request, in form satisfactory to Collateral Agent, to perfect and continue perfection of Collateral Agent’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.  Borrowers shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Collateral Agent chooses to perfect its security interest by possession in addition to the filing of a financing statement.  Where Collateral is in possession of a third party bailee, Borrowers shall take such steps as Collateral Agent reasonably requests for Collateral Agent to (i) obtain an acknowledgment, in form and substance satisfactory to Collateral Agent, of the bailee that the bailee holds such Collateral for the benefit of Collateral Agent, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Collateral Agent.  No Borrower will create any chattel paper without placing a legend on the chattel paper acceptable to Collateral Agent indicating that Collateral Agent has a security interest in the chattel paper.  Borrowers from time to time may deposit with either Lender specific cash collateral to secure specific Obligations; each Borrower authorizes each Lender to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3 Right to Inspect.  Collectively, Collateral Agent and the Lenders (through any of their officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during a Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify each Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4 Pledge of Collateral.  Each Borrower hereby pledges, assigns and grants to Collateral Agent, for the ratable benefit of each Lender, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations.  The certificate or certificates for the Shares will be delivered to Collateral Agent, accompanied by an instrument of assignment duly executed in blank by the relevant Borrower.  To the extent required by the terms and conditions governing the Shares, the relevant Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of any applicable Shares.  Upon the occurrence and during the continuance of an Event of Default hereunder, Collateral Agent, for the ratable benefit of each Lender, may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Collateral Agent and cause new certificates representing such securities to be issued in the name of Collateral Agent or its transferee.  Each Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Collateral Agent may reasonably request to perfect or continue the perfection of Collateral Agent’s security interest in the Shares.  Unless an Event of Default shall have occurred, the relevant Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms.  All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

       5.   Representations and Warranties.

Each Borrower represents and warrants as follows:

5.1 Due Organization and Qualification.  Borrower and each Subsidiary is an entity duly existing under the laws of its state of organization and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to be so qualified could not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound.  Borrower is not in default under any material agreement to which it is a party or by which it is bound, except where such default could not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral.  Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens.  All Collateral is located solely in the Collateral States.  The Eligible Accounts are bona fide existing obligations.  The property or services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor.  Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account. No licenses or agreements giving rise to such Eligible Accounts is with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.  All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made.  Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than a Lender or an Affiliate of a Lender.

5.4 Intellectual Property Collateral.  Borrower is the sole owner of the Intellectual Property Collateral, except for (i) non-exclusive licenses granted by Borrower to its customers; and (ii) and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; in each case, in the ordinary course of business.  To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect.  Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

5.5 Name; Location of Chief Executive Office.  Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement.  The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof.

5.6 Actions, Suits, Litigation, or Proceedings.  Except as set forth in the Schedule, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against Borrower or any Subsidiary before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements.  All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to any Lender fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended.  There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Lenders.

5.8 Solvency, Payment of Debts.  Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations.  Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could reasonably be expected to have a Material Adverse Effect.  Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act.  Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect.  Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect.  Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries.  Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11 Government Consents.  Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Inbound Licenses.  Except as disclosed on the Schedule, Borrower is not a party to, nor is bound by, any inbound license or other agreement, the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, or that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

5.13 Shares.  Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement.  To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares.  The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable.  To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.14 Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to any Lender taken together with all such certificates and written statements furnished to any Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Lenders that the projections and forecasts have been provided by Borrower in good faith and based upon reasonable assumptions, are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

       6.    Affirmative Covenants.

Each Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as any Lender may have any commitment to make a Credit Extension hereunder, each Borrower (except as otherwise indicated) shall do all of the following:

6.1 Good Standing and Government Compliance.  Borrower shall maintain its and each of its Subsidiaries’ organizational existence and good standing in the Borrower State, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Collateral Agent the organizational identification number issued to Borrower by the authorities of the jurisdiction in which Borrower is organized, if applicable.  Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect.  Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates.  Parent shall deliver to each Lender:  (i) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s operations during such period, in a form reasonably acceptable to Collateral Agent and certified by a Responsible Officer; (ii) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (including no going concern comment or qualification) or otherwise consented to in writing by Collateral Agent on such financial statements of an independent certified public accounting firm reasonably acceptable to Collateral Agent; (iii) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, within five (5) days of filing, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; (v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vi) as soon as available, but in any event not later than February 15 of each calendar year, Borrower’s financial and business projections and budget for such year, with evidence of approval thereof by Borrower’s board of directors; (vii) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as any Lender may reasonably request from time to time; and (viii) within thirty (30) days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Collateral Agent, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property Collateral, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of any Intellectual Property Security Agreement delivered to Collateral Agent by Borrower in connection with this Agreement.

(a)           Within thirty (30) days after the last day of each month, Parent shall deliver to Lenders a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable, and a future, rolling twelve (12) month billings report.

(b)           Within thirty (30) days after the last day of each month, Parent shall deliver to Lenders with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit E hereto.

(c)           Promptly, but in any event within five (5) days, upon becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrowers have taken or propose to take with respect thereto.

(d)           Lenders shall have a right from time to time hereafter to audit each Borrower’s Accounts and appraise Collateral at Borrowers’ expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

Parent may deliver to Lenders on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Lenders shall be entitled to rely on the information contained in the electronic files, provided that Lenders in good faith believes that the files were delivered by a Responsible Officer.  If Parent delivers this information electronically, it shall also deliver to Lenders by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3 Inventory; Returns.  Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made.  Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date or as Borrower determines in its business judgment is in the best interest of Borrower.  Borrower shall promptly notify Lenders of all returns and recoveries and of all disputes and claims involving more than One Hundred Thousand Dollars ($100,000).

6.4 Taxes.  Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Collateral Agent, on demand, proof satisfactory to Collateral Agent indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof.  Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Collateral Agent.  All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Collateral Agent, showing Collateral Agent as an additional loss payee, and all liability insurance policies shall show Collateral Agent as an additional insured and specify that the insurer must give at least twenty (20) days notice to Collateral Agent before canceling its policy for any reason.  Upon Collateral Agent’s request, Borrower shall deliver to Collateral Agent certified copies of the policies of insurance and evidence of all premium payments.  If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Parent to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest.  If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Lenders, to be applied on account of the Obligations.

6.6 Accounts.  Borrower shall maintain its primary operating accounts with Comerica and Bridge Bank substantially on a 50:50 basis, and, from and after thirty (30) days after the Closing Date, no less than eighty percent (80%) of Borrower’s investment accounts with Lenders or their Affiliates; provided that, if at any time Borrower’s Cash falls below Five Million Dollars ($5,000,000), Borrower shall maintain all its Cash with Comerica and Bridge Bank substantially on a 50:50 basis.  All accounts permitted hereunder to be maintained outside of Comerica, Bridge Bank and or their Affiliates shall be subject to control agreements in favor, and in form and substance reasonably satisfactory to, Collateral Agent, for the ratable benefit of Lenders.

6.7 Financial Covenants.  Borrower shall at all times maintain the following financial covenants and ratios:

(a) Minimum Cash.  At least (x) Two Million Five Hundred Thousand Dollars ($2,500,000) Cash with each of Comerica and Bridge Bank; and (y) approximately fifty percent (50%) of its Cash with each of Comerica and Bridge Bank; provided that Borrower shall have five (5) days from notice or knowledge thereof to “rebalance” the accounts with Comerica and Bridge Bank to ensure compliance with this clause (y); and

(b) Fixed Charge Coverage Ratio.  A ratio of (a) Cash plus trailing three (3) months’ EBITDA, to (b) trailing three (3) months’ cash interest expense related to the Indebtedness hereunder, of at least 5.01 to 1.00; measured quarterly.

6.8 Registration of Intellectual Property Rights.

(a) Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b) Borrower shall promptly give Collateral Agent written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

(c) Borrower shall (i) give Collateral Agent not less than thirty (30) days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute such documents as Collateral Agent may reasonably request for Collateral Agent to maintain its perfection in such intellectual property rights to be registered by Borrower; (iii) upon the request of Collateral Agent, either deliver to Collateral Agent or file such documents simultaneously with the filing of any such applications or registrations; (iv) upon filing any such applications or registrations, promptly provide Collateral Agent with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Collateral Agent to be filed for Collateral Agent to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

(d) Borrower shall execute and deliver such additional instruments and documents from time to time as Collateral Agent shall reasonably request to perfect and maintain the perfection and priority of Collateral Agent’s security interest in the Intellectual Property Collateral.

(e) Borrower shall use commercially reasonably efforts to (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents, Copyrights, and trade secrets, (ii) detect infringements of the Trademarks, Patents and Copyrights and promptly advise Collateral Agent in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Collateral Agent, which shall not be unreasonably withheld.

(f) Collateral Agent may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section 6.8, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing.  Collateral Agent shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.8 to take but which Borrower fails to take, after fifteen (15) days’ notice to Borrower.  Borrower shall reimburse and indemnify Collateral Agent and each Lender for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.8.

6.9 Consent of Inbound Licensors.  Prior to entering into or becoming bound by any inbound license or agreement (other than over-the-counter software that is commercially available to the public), the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, Borrower shall:  (i) provide written notice to Collateral Agent of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith take such actions as Collateral Agent may reasonably request to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (A) Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Collateral Agent to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (B) Collateral Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Collateral Agent’s rights and remedies under this Agreement and the other Loan Documents, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement

6.10 Creation/Acquisition of Subsidiaries.  In the event any Borrower or any Subsidiary creates or acquires any Subsidiary, such Borrower and such Subsidiary shall promptly notify Collateral Agent of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Collateral Agent to cause each such domestic Subsidiary to guarantee the Obligations of Borrowers under the Loan Documents and grant a continuing pledge and security interest in and to the collateral of such Subsidiary (substantially as described on Exhibit A hereto), and the relevant Borrower shall grant and pledge to Collateral Agent, for the ratable benefit of the Lenders, a perfected security interest in the Shares of each Subsidiary (whether foreign or domestic).

6.11 Post-Closing Deliverables.  Borrower shall, within thirty (30) days from the Closing Date, deliver to Collateral Agent the following: (i) the certificate for the Shares, together with Assignment(s) Separate from Certificate, duly executed in blank; and (ii) a landlord waiver (or similar), in form and content reasonably acceptable to Collateral Agent, with respect to each of Borrower’s leased locations.

6.12 Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by any Lender to effect the purposes of this Agreement.

        7.     Negative Covenants.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as any Lender may have any commitment to make any Credit Extensions, no Borrower will do any of the following without Lenders’ prior written consent:

7.1 Dispositions.  Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or subject to Section 6.6 of the Agreement, move cash balances on deposit with any Lender to accounts opened at another financial institution, other than Permitted Transfers.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control.  Change its name or the Borrower State or relocate its chief executive office without thirty (30) days prior written notification to Collateral Agent; replace its chief executive officer or chief financial officer without thirty (30) days prior written notification to Collateral Agent; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control (provided that Borrower’s may have a Change in Control, without the Lenders’ prior written consent, as long as the Obligations are paid in full in cash, and this Agreement is terminated, immediately prior to or concurrently with the closing of any such Change in Control).

7.3 Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, or enter into any agreement to do any of the same, except where (i) such transactions do not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) during any fiscal year (provided that no such limitation shall apply to transactions in which the consideration is solely Borrower’s equity securities), (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity.

7.4 Indebtedness.  Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Lenders.

7.5 Encumbrances.  Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

7.6 Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements (i) as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (ii) by the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists.

7.7 Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, or maintain or invest any of its property with a Person other than a Lender or an Affiliate of a Lender or permit any Subsidiary to do so unless such Person has entered into a control agreement with Collateral Agent, in form and substance satisfactory to Collateral Agent, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.  Further, Borrower shall not enter into any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.

7.8 Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Collateral Agent’s rights contained in any documentation relating to the Subordinated Debt without Collateral Agent’s prior written consent.

7.10 Inventory and Equipment. Store Inventory or Equipment with a value in excess of Two Hundred Fifty Thousand Dollars ($250,000) with a bailee, warehouseman, or similar third party unless the third party has been notified of Collateral Agent’s security interest and Collateral Agent (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Collateral Agent’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment.  Except for Inventory in transit (including Inventory in customs in the ordinary course of business) or sold in the ordinary course of business and except for such other locations as Collateral Agent may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrower gives Collateral Agent prior written notice and as to which Collateral Agent files a financing statement where needed to perfect its security interest.

7.11 No Investment Company; Margin Regulation.  Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

        8.    Events of Default.

Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

8.1 Payment Default.  If Borrowers fail to pay, when due, any of the Obligations;

8.2 Covenant Default.

(a) If Borrowers fail to perform any obligation under Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.8 or 6.9, or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Borrowers fail or neglect to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Collateral Agent or any Lender and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after Parent receives notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrowers be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as Borrowers continue to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3 Material Adverse Effect.  If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

8.4 Defective Perfection.  If Collateral Agent shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Collateral Agent’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report;

8.5 Attachment.  If any material portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within five (5) days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within five (5) days after such Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by a Borrower (provided that no Credit Extensions will be made during such cure period);

8.6 Insolvency.  If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7 Other Agreements.  If there is a default or other failure to perform in any agreement to which a Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that would reasonably be expected to have a Material Adverse Effect;

8.8 Subordinated Debt.  If a Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Collateral Agent or any Lender;

8.9 Judgments; Settlements.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or if a settlement or settlements is agreed upon for an amount individually or in the aggregate of at least (x) Two Hundred Fifty Thousand Dollars ($250,000) with respect to the “Focus Litigation” (as described in the Schedule); and (y) One Hundred Thousand Dollars ($100,000) with respect to all other matters; or

8.10 Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Collateral Agent or any Lender by any Responsible Officer pursuant to this Agreement or to induce Collateral Agent or any Lender to enter into this Agreement or any other Loan Document.

        9.   Rights and Remedies.

9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, and at the written direction of the Required Lenders shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to any Borrower, (ii) by notice to any Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs, all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to any Borrower suspend or terminate the obligations, if any, of the Lenders to make Credit Extensions for a Borrower’s benefit under this Agreement or under any other agreement between a Borrower and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to make Credit Extensions for a Borrower’s benefit under this Agreement or under any other agreement between a Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).

(b) Without limiting the rights of the Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, at the written direction of the Required Lenders, without notice or demand, to do any or all of the following:

(i) foreclose upon and/or sell or otherwise liquidate, the Collateral, and credit bid and purchase at any public sale;

(ii) apply to the Obligations any (a) balances and deposits of any Borrower that Collateral Agent or any Lender holds or controls, or (b) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of such Borrower; provided that each Lender shall retain its setoff rights and its right to place a “hold” on any accounts maintained with it, exercisable without the approval of the other Lenders; and/or

(iii) commence and prosecute an Insolvency Proceeding or consent to any Borrower commencing any Insolvency Proceeding.

(c) Without limiting the rights of the Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:

(i) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent and the Required Lenders consider advisable, notify any Person owing a Borrower money of Collateral Agent’s and Lenders’ security interest in such funds, and verify the amount of such account;

(ii) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrowers shall assemble the Collateral if Collateral Agent requests and make it available in a location as Collateral Agent reasonably designates.  Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred.  Each Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral.  Upon the occurrence and during the continuance of an Event of Default, Collateral Agent and Lenders are hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s or Lenders’ exercise of their rights under this Section 9.1, each Borrower’s rights under all licenses and all franchise agreements inure to Collateral Agent for the benefit of the Lenders;

(iv) place a “hold” on any account maintained with Collateral Agent or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v) demand and receive possession of Borrower’s Books;

(vi) appoint a receiver to manage and realize upon any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrowers; and

(vii) Subject to clauses 9.1(a) and 9.1(b), exercise all rights and remedies available to Collateral Agent and Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof), and including the power of attorney in Section 9.2.

Notwithstanding any provision of this Section 9.1 to the contrary, but subject to the next succeeding paragraph, upon the occurrence of any Event of Default, Collateral Agent and each Required Lender shall have the right to exercise any and all remedies referenced in this Section 9.1 following the occurrence of an Exigent Circumstance.  As used in the immediately preceding sentence, “Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent or any Required Lender, imminently threatens the ability of Collateral Agent or any Required Lender to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrowers after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent or any Required Lender, could reasonably be expected to result in a material diminution in value of the Collateral.

In the event of an Exigent Circumstance, the Required Lenders shall attempt to mutually agree as to what enforcement action (as described in this Section 9.1; each, an “Enforcement Action”) to take; provided, however, that if after consultation, the Required Lenders cannot mutually agree on what action to take, then the Required Lender wishing to take the stronger Enforcement Action (the “Enforcing Lender”) shall have the right to determine and shall control the timing, order and type of Enforcement Actions which will be taken and all other matters in connection with any such Enforcement Actions, and to direct the Collateral Agent to act accordingly.  To facilitate these rights to control Enforcement Actions, upon any Required Lender becoming the Enforcing Lender, if the Enforcing Lender is not already the Collateral Agent, then automatically and without the necessity of any further action being taken by any party, (x) the original Collateral Agent shall be deemed to have resigned as Collateral Agent and (y) the Lenders shall be deemed to have unanimously appointed the Enforcing Lender as successor Collateral Agent under this Agreement and the Loan Documents (and the Enforcing Lender shall be deemed to have accepted such appointment) in accordance with 13.9 of this Agreement.  In taking such Enforcement Actions pursuant to the previous sentence, the Enforcing Lender as such successor agent shall act in accordance with, and subject to the terms, conditions, rights and duties of Article 13 of this Agreement.

9.2 Power of Attorney.  Each Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse such Borrower’s name on any checks or other forms of payment or security; (b) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under such Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits; (g) enter into a short-form  intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between a Borrower and Collateral Agent without first obtaining any Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by a Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which such Borrower no longer has or claims to have any right, title or interest; and (h) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of a Borrower where permitted by law; provided Collateral Agent may exercise such power of attorney to sign the name of any Borrower on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred.  Each Borrower hereby appoints Collateral Agent as its lawful attorney-in-fact to sign such Borrower’s name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Collateral Agent is under no further obligation to make Credit Extensions hereunder.  Collateral Agent’s foregoing appointment as each Borrower’s attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide Credit Extensions terminates.

9.3 Protective Payments.  If a Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrowers are obligated to pay under this Agreement or any other Loan Document, Collateral Agent and any Lender (but without duplication with each other) may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent or any Lender are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral.  Collateral Agent will make reasonable efforts to provide Parent with notice of Collateral Agent or any Lender obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter.  No such payments by Collateral Agent or any Lender are deemed an agreement to make similar payments in the future or Collateral Agent’s or any Lenders’ waiver of any Event of Default.

9.4 Application of Payments and Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent or any Lender from or on behalf of any Borrower of all or any part of the Obligations, and, as between such Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent and Lenders shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent and/or Lenders may deem advisable (subject to the pro rata application of all such sums in accordance with this Agreement and to the order of application set forth in clause (b) of this Section 9.4) notwithstanding any previous application by Collateral Agent or any Lender, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of Borrowers owing to Collateral Agent or any Lender under the Loan Documents.  Any balance remaining shall be delivered to Parent or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.  Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise.  Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of the Advances and the ratable distribution of interest, fees and reimbursements paid or made by Borrowers.  Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its Pro Rata Share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent.  Any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s Pro Rata Share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims.  To the extent any payment for the account of a Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis.  If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Collateral Agent and Lenders for purposes of perfecting Collateral Agent’s and Lenders’ security interest therein.  Notwithstanding anything to the contrary contained herein, Borrowers shall not be liable for the failure of any Lender to comply with its obligations hereunder.

9.5 Liability for Collateral.  So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrowers bear all risk of loss, damage or destruction of the Collateral.

9.6 Remedies Cumulative.  Collateral Agent’s or any Lenders’ failure, at any time or times, to require strict performance by Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith.  Collateral Agent’s and Lenders’ rights and remedies under this Agreement and the other Loan Documents are cumulative.  Collateral Agent and Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity.  Collateral Agent’s or any Lenders’ exercise of one right or remedy is not an election, and Collateral Agent’s or any Lenders’ waiver of any Event of Default is not a continuing waiver.  Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand; Protest.  Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Collateral Agent or any Lender on which any Borrower may in any way be liable.

       10.   Notices.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrowers or to Lenders, as the case may be, at its addresses set forth below:

If to a Borrower:	c/o CAREVIEW COMMUNICATIONS, INC.
405 State Highway 121 Bypass, Suite B240
Lewisville, Texas 75067
Attn: Chief Financial Officer
FAX: (972) 403-7659

If to Collateral Agent
or Comerica Bank:	Comerica Bank
M/C 7578
39200 Six Mile Rd.
Livonia, MI 48152
Attn: National Documentation Services

With a copy to:	Comerica Bank
250 Lytton Avenue, 3rd Floor
Palo Alto, CA 94301
Attn: Brian Demmert, Senior Vice President
FAXL 650) 462-6049

If to Bridge Bank	Bridge Bank, National Association
55 Almaden Boulevard
San Jose, California 95113
Attn: Mike Field, Executive Vice President
FAX: (408) 282-1681

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

         11.   CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Each of each Borrower, Collateral Agent and the Lenders hereby submits to the exclusive jurisdiction of the State and Federal courts located in the State of California.  THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES.  TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

         12.   REFERENCE PROVISION.

12.1 In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

12.2 With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court in the County where the real property involved in the action, if any, is located or in a County where venue is otherwise appropriate under applicable law (the “Court”).

12.3 The matters that shall not be subject to a reference are the following: (i) foreclosure of any security interests in real or personal property, (ii) exercise of selfhelp remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Agreement does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Agreement.

12.4 The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.

12.5 The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

12.6 The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.7 Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.8 The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference.  Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive.  The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.9 If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.   The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.10 THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

       13.   General Provisions.

13.1 Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Borrower without Collateral Agent and Lenders’ prior written consent, which consent may be granted or withheld in Collateral Agent and Lenders’ sole discretion.  Lenders shall have the right without the consent of or notice to any Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lenders’ obligations, rights and benefits hereunder.

13.2 Indemnification.  Borrowers shall defend, indemnify and hold harmless Collateral Agent and Lenders and their officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party, other than a party to this Agreement, in connection with the transactions contemplated by this Agreement; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid by Collateral Agent or a Lender as a result of or in any way arising out of, following, or consequential to transactions between Collateral Agent, a Lender and Borrowers whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Lenders’ gross negligence or willful misconduct.

13.3 Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4 Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5 Amendments in Writing; Integration.  (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrowers, Collateral Agent and the Required Lenders provided that:

(i) (x) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Commitment Amount or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent and (y) no such amendment, waiver or other modification that would have the effect of increasing the aggregate Commitment Amount shall be effective without all Lenders’ consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature;

(iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to the Revolving Line, or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to the Revolving Line, (B) postpone the date fixed for, or waive, any payment of principal of or interest on the Revolving Line (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for Lenders to take any action hereunder or change any provision hereunder requiring the consent, approval or action of all Lenders; (D) release all or substantially all or any material portion of the Collateral, authorize a Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 13.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by a Borrower of any of its rights and obligations under any Loan Document or release a Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions Pro Rata Share, Commitment Amount, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; or (H) subordinate the Liens granted in favor of Collateral Agent or any Lender securing the Obligations, except with respect to Liens expressly permitted to be senior to the Collateral Agent’s Liens hereunder.  It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the preceding sentence; and

(iv) the provisions of the foregoing clauses (i), (ii) and (iii) are subject to the provisions of any interlender or agency agreement among the Lenders and Collateral Agent pursuant to which any Lender may agree to give its consent in connection with any amendment, waiver or modification of the Loan Documents only in the event of the unanimous agreement of all Lenders.

(b) Other than as expressly provided for in Section 13.5(a)(i)-(iii), Collateral Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrowers.

(c) This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

13.6 Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.7 Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or any Lender has any obligation to make Credit Extensions to any Borrower.  The obligations of each Borrower to indemnify Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 14.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lenders have run.

13.8 Confidentiality.  In handling any confidential information Lenders and all employees and agents of Lenders, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Lenders in connection with their present or prospective business relations with any Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to Parent, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of a Lender and (v) as a Lender may determine in connection with the enforcement of any remedies hereunder.  Confidential information hereunder shall not include information that either:  (a) is in the public domain or in the knowledge or possession of a Lender when disclosed to such Lender, or becomes part of the public domain after disclosure to a Lender through no fault of any Lender; or (b) is disclosed to a Lender by a third party, provided such Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

13.9 Patriot Act.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.  WHAT THIS MEANS FOR YOU:  when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you.  We may also ask to see your driver’s license or other identifying documents.

         14.    COLLATERAL AGENT.

14.1 Appointment and Authorization of Collateral Agent.  Each Lender hereby irrevocably appoints, designates and authorizes Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

14.2 Delegation of Duties.  Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through its, or its Affiliates’, agents, employees or attorneys-in-fact and shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

14.3 Liability of Collateral Agent.  Except as otherwise provided herein, no Collateral Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of a Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Collateral Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower or any Affiliate thereof.

14.4 Reliance by Collateral Agent.  Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers), independent accountants and other experts selected by Collateral Agent.  As between Collateral Agent and Lenders, Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of all Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of all Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

14.5 Notice of Default.  Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any default and/or Event of Default, unless Collateral Agent shall have received written notice from a Lender or a Borrower, describing such default or Event of Default. Collateral Agent will notify the Lenders of its receipt of any such notice.  Collateral Agent shall take such action permitted by this Agreement with respect to an Event of Default as may be directed in writing by the Required Lenders in accordance with Article 9(a); provided, however, that while an Event of Default has occurred and is continuing, Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as Collateral Agent shall deem advisable or in the best interest of the Lenders, including without limitation, satisfaction of other security interests, liens or encumbrances on the Collateral not permitted under the Loan Documents, payment of taxes on behalf of a Borrower, payments to landlords, warehouseman, bailees and other persons in possession of the Collateral and other actions to protect and safeguard the Collateral, and actions with respect to insurance claims for casualty events affecting a Borrower and/or the Collateral.

14.6 Credit Decision; Disclosure of Information by Collateral Agent.  Each Lender acknowledges that no Collateral Agent-Related Person has made any representation or warranty to it, and that no act by Collateral Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of a Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Collateral Agent-Related Person to any Lender as to any matter, including whether Collateral Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Collateral Agent that it has, independently and without reliance upon any Collateral Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon any Collateral Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Collateral Agent herein, Collateral Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any of its Affiliates which may come into the possession of any Collateral Agent-Related Person.

14.7 Indemnification of Collateral Agent.  Whether or not the transactions contemplated hereby are consummated, each Lender shall, severally and pro rata based on its respective Pro Rata Share, indemnify upon demand each Collateral Agent-Related Person (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), and hold harmless each Collateral Agent-Related Person from and against any and all claims, damages, losses, liabilities, costs or expenses (which shall not include legal expenses of Collateral Agent incurred in connection with the closing of the transactions contemplated by this Agreement) incurred by it; provided, however, that no Lender shall be liable for the payment to any Collateral Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a judgment by a court of competent jurisdiction to have resulted from such Collateral Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 14.7. Without limitation of the foregoing, each Lender shall, severally and pro rata based on its respective Pro Rata Share, reimburse Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Lenders’ Expenses incurred after the closing of the transactions contemplated by this Agreement) incurred by Collateral Agent (in its capacity as Collateral Agent, and not as a Lender) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Collateral Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section 14.7 shall survive the payment in full of the Obligations, the termination of this Agreement and the resignation of Collateral Agent.

14.8 Collateral Agent in its Individual Capacity.  With respect to its Credit Extensions, Comerica shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not Collateral Agent, and the terms “Lender” and “Lenders” include Comerica in its individual capacity.

14.9 Successor Collateral Agent.  Collateral Agent may resign as Collateral Agent upon ten (10) days’ notice to the Lenders and Parent.  If Collateral Agent resigns under this Agreement, all Lenders shall appoint from among the Lenders (or the affiliates thereof) a successor Collateral Agent for the Lenders, which successor Collateral Agent shall (unless an Event of Default has occurred and is continuing) be subject to the approval of Parent (which approval shall not be unreasonably withheld or delayed).  If no successor Collateral Agent is appointed prior to the effective date of the resignation of Collateral Agent, Collateral Agent may appoint, after consulting with the Lenders and upon notice to Parent, a successor Collateral Agent from among the Lenders (or the affiliates thereof).  Upon the acceptance of its appointment as successor Collateral Agent hereunder, the Person acting as such successor Collateral Agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the respective term “Collateral Agent” means such successor Collateral Agent and the retiring Collateral Agent’s appointment, powers and duties in such capacities shall be terminated without any other further act or deed on its behalf.  After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Article 14 and Section 13.1 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement. If no successor Collateral Agent has accepted appointment as Collateral Agent by the date ten (10) days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Collateral Agent hereunder until such time, if any, as the Lenders appoint a successor agent as provided for above.

14.10 Collateral Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to a Borrower, Collateral Agent (irrespective of whether the principal of any Loan, shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Collateral Agent shall have made any demand on such Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Credit Extensions and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Collateral Agent and their respective agents and counsel and all other amounts due the Lenders and Collateral Agent allowed in such judicial proceeding); and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Collateral Agent and, in the event that Collateral Agent shall consent to the making of such payments directly to the Lenders, to pay to Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Collateral Agent and its agents and counsel, and any other amounts due Collateral Agent under this Agreement.  To the extent that Collateral Agent fails timely to do so, each Lender may file a claim relating to such Lender’s claim.

14.11 Collateral and Guaranty Matters.  The Lenders irrevocably authorize Collateral Agent, at its option and in its discretion, to release any guarantor and any Lien on any Collateral granted to or held by Collateral Agent under any Loan Document (i) upon the date that all Obligations due hereunder have been fully and indefeasibly paid in full and no Commitment Amounts or other obligations of any Lender to provide funds to any Borrower under this Agreement remain outstanding, (ii) that is transferred or to be transferred as part of or in connection with any Transfer permitted hereunder or under any other Loan Document, or (iii) as approved in accordance with Section 13.5. Upon request by Collateral Agent at any time, all Lenders will confirm in writing Collateral Agent’s authority to release its interest in particular types or items of Property, pursuant to this Section 14.11.

14.12 Bridge as Agent.  Collateral Agent hereby appoints Bridge as its agent (and Bridge hereby accepts such appointment) for the purpose of perfecting Collateral Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control, including without limitation, all deposit accounts maintained at Bridge.

14.13 Cooperation of Borrowers.  If necessary, each Borrower agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of the Commitment Amount or Loan to an assignee in accordance with Section 13.1, (ii) make such Borrower’s management available to meet with Collateral Agent and prospective participants and assignees of Commitment Amounts or Credit Extensions (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent or the Lenders in the preparation of information relating to the financial affairs of such Borrower as any prospective participant or assignee of the Commitment Amount or Revolving Line reasonably may request.  Each Borrower authorizes each Lender to disclose to any prospective participant or assignee of the Commitment Amount, any and all information in such Lender’s possession concerning such Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrowers pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrowers in connection with such Lender’s credit evaluation of Borrowers prior to entering into this Agreement, so long as any such Person enters into a confidentiality agreement or otherwise agrees to be bound by the terms of Section 13.8.

    15.   CO-BORROWER PROVISIONS.

15.1 Primary Obligation.  This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between any Lender and any Borrower.  Each Borrower shall be liable for existing and future Obligations as fully as if all of all Credit Extensions were advanced to such Borrower.  Collateral Agent and Lenders may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Disbursement Request Forms, Borrowing Base Certificates and Compliance Certificates. Furthermore, the successful operation of each Borrower is dependent on the continued successful performance of the integrated group of Borrowers, such that each Borrower will benefit from any Credit Extensions a Lender makes to another Borrower.

15.2 Enforcement of Rights.  Borrowers are jointly and severally liable for the Obligations and Collateral Agent and Lenders may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.

15.3 Borrowers as Agents.  Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Lenders on behalf of each Borrower for Credit Extensions, any waivers and any consents.  This authorization cannot be revoked, and Lenders need not inquire as to each Borrower’s authority to act for or on behalf of Borrower.

15.4 Subrogation and Similar Rights.  Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Collateral Agent or any Lender under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 15.4 shall be null and void.  If any payment is made to a Borrower in contravention of this Section 15.4, such Borrower shall hold such payment in trust for Collateral Agent, for the benefit of the Lenders, and such payment shall be promptly delivered to Collateral Agent for application to the Obligations, whether matured or unmatured.

15.5 Waivers of Notice.  Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled.  Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower.  Collateral Agent’s or any Lender’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Collateral Agent or any Lender thereafter to demand strict compliance and performance therewith.  Nothing contained herein shall prevent Collateral Agent or any Lender from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower.  Each Borrower also waives any defense arising from any act or omission of Collateral Agent or any Lender that changes the scope of the Borrower’s risks hereunder.

15.6 Subrogation Defenses.  Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2847, 2848, 2849, 2850, 2899 and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

15.7 Right to Settle, Release.

(a) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Collateral Agent or any Lender may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b) Without affecting the liability of any Borrower hereunder, Collateral Agent may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

15.8 Subordination.  All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CAREVIEW COMMUNICATIONS, INC., a Nevada Corporation

By:	Steven Johnson

Title:	President/COO

CAREVIEW COMMUNICATIONS, INC. a Texas Corporation

By:	Steven Johnson

Title:	President/COO

CAREVIEW OPERATIONS, L.L.C. a Texas Limited Liability Company

By:	Steven Johnson

Title:	President/COO

COLLATERAL AGENT AND LENDER: COMERICA BANK

By:	Brian Dummett

Title:	Senior Vice President

LENDER: BRIDGE BANK, NATIONAL ASSOCIATION

By:

Title:	Senior Vice President

[Signature Page to Loan and Security Agreement]

SCHEDULE 1.1

COMMITMENT AMOUNTS AND PERCENTAGES

Lender	Loan Commitment Amount	Commitment Percentage
Comerica Bank	$10,000,000	50.00%
Bridge Bank, N.A.	$10,000,000	50.00%
TOTAL	$20,000,000	100.00%

EXHIBIT A
DEBTOR:	CAREVIEW COMMUNICATIONS, INC., a Nevada corporation
CAREVIEW COMMUNICATIONS, INC., a Texas corporation
CAREVIEW OPERATIONS, L.L.C., a Texas limited liability company

SECURED PARTY:	COMERICA BANK, as Collateral Agent

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)
all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)
all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the foregoing, or any parts thereof or any underlying or component elements of any of the foregoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)
all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)
all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or  licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)
any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

EXHIBIT B-1

BRIDGE BANK, N.A.

REVOLVING ADVANCE REQUEST

(To be submitted no later than 2:00 PM to be considered for same day processing)

To:	Bridge Bank, National Association

Fax:	(408) 282-1681

Date:

From:	CAREVIEW COMMUNICATIONS, INC., a Nevada corporation, for itself and on behalf of its Subsidiaries (collectively, “Borrower”)

Authorized Signature

Authorized Signer’s Name (please print)

Phone Number

To Account #

Borrower hereby requests an Advance from Bridge Bank in the amount of $ _______; such amount represents 50% of the total Advance requested in the amount of $ _______ (the “Total Advance Amount”).  Borrower is simultaneously requesting an Advance from Comerica Bank in the amount of $ _______, representing 50% of the Total Advance Amount.

Borrower hereby authorizes Lender to rely on facsimile stamp signatures and treat them as authorized by Borrower for the purpose of requesting the above advance.

All representations and warranties of Borrowers stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of this Advance Request; provided that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Loan and Security Agreement.

EXHIBIT B-2

COMERICA BANK - TECHNOLOGY & LIFE SCIENCES DIVISION - LOAN ANALYSIS
LOAN ADVANCE/PAYDOWN REQUEST FORM
DEADLINE FOR SAME DAY PROCESSING IS 2:00* P.M., P.S.T.
DEADLINE FOR WIRE TRANSFERS IS 1:30 P.M., P.S.T.
*At month end and the day before a holiday, the cut off time is 1:30 P.M., P.S.T.
**Subject to 3 day advance notice.

To: Loan Analysis FAX #: (650) 462-6061	DATE: ____________________TIME: __________________

FROM:	CAREVIEW COMMUNICATIONS, INC., a Nevada corporation, for itself and on behalf of for itself and on behalf of its Subsidiaries (collectively, “Borrower”) Borrower's Name	TELEPHONE REQUEST (For Bank Use Only):
FROM:		The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.
Authorized Signer's Name
FROM:
	Authorized Signature (Borrower)	Authorized Request & Phone #
PHONE #:
Received by (Bank) & Phone #
FROM ACCOUNT#:
(please include Note number, if applicable)
TO ACCOUNT #:		Authorized Signature (Bank)
(please include Note number, if applicable)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only

PRINCIPAL INCREASE* (ADVANCE)	$__________________________________	Date Rec'd:
PRINCIPAL PAYMENT (ONLY)	$__________________________________	Time:
		Comp. Status:	YES	NO
OTHER INSTRUCTIONS:		Status Date:
Time:
Approval:

All representations and warranties of Borrowers stated in the Loan Agreement are true, correct and complete in all material respects as of the date of the telephone request for and advance confirmed by this Borrowing Certificate; provided, however, that those representations and warranties the date expressly referring to another date shall be true, correct and complete in all material respects as of such date.  Any Advance amount requested herein represents 50% of the total Advance requested in the amount of $ _______ (the “Total Advance Amount”).  Borrowers are simultaneously requesting an Advance from Bridge Bank, NA, in the amount of $ _______, representing 50% of the Total Advance Amount.

*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE)		YES	NO
If YES, the Outgoing Wire Transfer Instructions must be completed below.
OUTGOING WIRE TRANSFER INSTRUCTIONS	Fed Reference Number	Bank Transfer Number
The items marked with an asterisk (*) are required to be completed.
*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type	US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Amount	$

EXHIBIT D

BORROWING BASE CERTIFICATE

Borrower: CAREVIEW COMMUNICATIONS, INC., a Nevada corporation, and its Subsidiaries	Lenders:	Comerica Bank and Bridge Bank, N.A.
Comerica Bank - Technology & Life Sciences Division
Commitment Amount: $20,000,000		Loan Analysis Department
250 Lytton Avenue
3rd Floor, MC 4240
Palo Alto, CA 94301
Phone: (650) 462-6060
Fax: (650) 462-6061

ANNUAL RUN-RATE REVENUE
	1. Annual run-rate revenue of existing contracts with at least 12 months of life left on contract	$___________
	2. Annual run-rate revenue of newly signed contracts with at least 4 years life on contract (please explain on reverse)	$___________
	3. TOTAL ANNUAL RUN-RATE REVENUE (#1 plus #2) AS OF		$___________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
	4. Amounts over 90 days	$___________
	5. Credit Balances over 90 days	$___________
	6. Balance of 25% over 90 day	$___________
	7. Concentration limits 50% [75% for HMA]	$___________
	8. [Reserved]	$___________
	9. Governmental Accounts	$___________
	10. Contra Accounts	$___________
	11. Promotion or Demo Accounts	$___________
	12. Intercompany/Employee Accounts	$___________
	13. Other (please explain below)	$___________
	14. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$___________
	15. Eligible Accounts (#3 minus #14)	$___________
16. 80% Eligible Accounts (80% of #15)			$___________
	17. Total Installation Costs of New and/or Expanded Contracts(Please explain on reverse)		$___________
	18. LOAN VALUE OF ANNUAL RUN-RATE REVENUE (Lesser of#16 or #17)		$___________

BALANCES
	18. Maximum Loan Amount	$20,000,000
	19. Total Funds Available (Lesser of #18 or #19)		$___________
	20. Outstanding under Sublimits ()		$___________
	21. Present balance owing on Line of Credit		$___________
	22. Reserve Position (#19 minus #21 and #22)		$___________

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement among the undersigned and Comerica Bank and Bridge Bank, N.A.

Comments:
BANK USE ONLY

Rec;d by:
Date:
Reviewed By:
Authorized Signer	Date:

EXHIBIT E

COMPLIANCE CERTIFICATE

Please send all Required Reporting to:	Comerica Bank Technology & Life Sciences Division Loan Analysis Department Five Palo Alto Square, Suite 800 3000 El Camino Real Palo Alto, CA 94306 Phone: (650) 846-6820 Fax: (650) 462-6061

FROM:	CAREVIEW COMMUNICATIONS, INC., a Nevada corporation, for itself and on behalf of its Subsidiaries (collectively, “Borrowers”)

The undersigned authorized Officer of CAREVIEW COMMUNICATIONS, INC., a Nevada corporation, hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement among Borrowers, Bridge Bank, N.A. and Bank (the "Agreement"), (i)Borrowers are in complete compliance for the period ending ______________________ with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representations and warranties of Borrowers stated in the Agreement are true and correct in all material respects as of the date hereof.  Attached herewith are the required documents supporting the above certification.  The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under "Complies" or "Applicable" column.

REPORTING COVENANTS	REQUIRED	COMPLIES
Company Prepared Monthly F/S	Monthly, within 30 days	YES	NO
Compliance Certificate	Monthly, within 30 days	YES	NO
CPA Audited, Unqualified F/S	Annually, within 120 days of FYE	YES	NO
Borrowing Base Cert., A/R & A/P Agings; future, rolling twelve (12) month billings report	Monthly, within 30 days	YES	NO
Annual Business Plan (incl. operating budget)	By 2/15	YES	NO
Intellectual Property Report	Quarterly within 30 days	YES	NO
Audit	Semi-annual	YES	NO

10-Q	Quarterly, within 5 days of SEC filing (50 days)	YES	NO
10-K	Annually, within 5 days of SEC filing (95 days)	YES	NO
Total amount of Borrower's cash and
investments
Total amount of Borrower's cash and	Amount: $	YES	NO
investments maintained with Comerica Bank
Total amount of Borrower's cash and
investments maintained with Bridge Bank, N.A.	Amount: $	YES	NO

REPORTING COVENANTS	DESCRIPTION	APPLICABLE
Legal Action > $100,000 (Sect. 6.2(iv))	Notify promptly upon notice	YES	NO
Inventory Disputes > $100,000 (Sect. 6.3)	Notify promptly upon notice	YES	NO
Mergers & Acquisitions > $250,000 (Sect. 7.3)	Notify promptly upon notice	YES	NO
Cross default with other agreements	Notify promptly upon notice	YES	NO
> $100,000 (Sect. 8.7)		YES	NO
Judgment > $100,000 (Sect. 8.9)	Notify promptly upon notice	YES	NO

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES
TO BE TESTED MONTHLY, UNLESS OTHERWISE NOTED:

Minimum Cash at Comerica Bank (at all times)	$2,500,000	$	YES	NO
Minimum Cash at Bridge Bank (at all times)	$2,500,000	$	YES	NO
Minimum Fixed Charge Coverage Ratio (quarterly)	5.01:1:00	:1.00	YES	NO

OTHER COVENANTS	REQUIRED	ACTUAL	COMPLIES
Permitted Indebtedness for equipment leases	<$250,000		YES	NO
Permitted Investments for stock repurchase	<$250,000		YES	NO
Permitted Investments for subsidiaries	<$100,000		YES	NO
Permitted Investments for employee loans	<$100,000		YES	NO
Permitted Investments for joint ventures	<$250,000		YES	NO
Permitted Liens for equipment leases	<$250,000		YES	NO
Permitted Transfers	<$250,000		YES	NO

Please Enter Below Comments Regarding Violations:

The Officer further acknowledges that at any time Borrowers are not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no credit extensions will be made.

Very truly yours,

Authorized Signer

Name:

Title:

SCHEDULES OF EXCEPTIONS
TO LOAN AND SECURITY AGREEMENT

Permitted Indebtedness –  Section 1.1

Senior Secured Convertible Note in the principal amount of $9,316,000, issued as of April 21, 2011, by the Parent on behalf of HealthCor Partners Fund, L.P.; provided the same is subject to the “HealthCor Subordination Agreement” (as defined in the Loan and Security
Agreement to which this Schedule is attached).

Senior Secured Convertible Note in the principal amount of $10,684,000, issued as of April 21,
2011, by the Parent on behalf of HealthCor Hybrid Offshore Master Fund, L.P.; provided the same is subject to the HealthCor Subordination Agreement.

Guarantee by CareView Texas and CV Operations of the debt of the Parent pursuant to the
Pledge and Security Agreement, dated as of April 21, 2011, with HealthCor; provided the same is subject to the HealthCor Subordination Agreement.

Permitted Investments – Section 1.1

Wholly Owned:	CareView Communications, Inc., a Texas corporation
CareView Operations, LLC, a Texas limited liability company

50% Owned:	CareView – Hillcrest, LLC, a Wisconsin limited liability company
CareView – Saline, LLC, a Wisconsin limited liability company

Permitted Liens – Section 1.1

Judgment by the City of Glendale, CA against Ecogate Inc. in the amount of $3,813.79 plus costs of $149. CareView has paid the judgment and we are awaiting receipt of the discharge documents.

Property taxes possibly owed by Ecogate to Los Angeles County. The amount is currently unknown, but is believed to be non-material and less than $20,000. CareView continues to work with the County to determine the actual amount owed, which will be paid to the County once it is determined. CareView has not reserved for this liability.

Claim of the IRS against Ecogate, Inc. in the amount of $6,900. This potential liability was brought to our attention approximately two years ago by the IRS.  The last contact by the IRS was in or around late March or Early April of 2011, and we are currently awaiting follow-up by the IRS regarding this potential liability.  The maximum liability should not exceed $6,900 and possibly interest that has accrued on that amount since March or April 2011.

Lien of HealthCor Partners Fund, L.P. – on all assets of Parent, CareView Communications, Inc. and CareView Operations, LLC; provided the same is subject to the HealthCor Subordination Agreement.

Lien of HealthCor Hybrid Offshore Master Fund, L.P. – on all assets of Parent, CareView Communications, Inc. and CareView Operations, LLC; provided the same is subject to the
HealthCor Subordination Agreement.

Collateral – Section 5.3

None.

Intellectual Property Collateral – Section 5.4

None.

Prior Names – Section 5.5

CareView Communications, L.L.C.  (a Texas limited liability company) August 2003 to May 2006
CareView Communications, Inc. (a Texas corporation) May 2006 to present
CareView Communications, Inc. (a Nevada corporation) November 2007 to present
Ecogate, Inc. (a California corporation) April 1999 to October 2007
Purpose, Inc. (a California corporation) July 1997 to April 1999

Litigation – Section 5.6

On May 9, 2011, Focus Capital Group, Inc. (“Focus”) filed a complaint in the United States District Court for the Southern District of New York against the Company, claiming breach of contract (the “Focus Litigation”). The complaint involves a dispute relative to financial advisor and arranger fees, in an amount equal to $600,000 plus warrants, which Focus alleges are due to Focus in relation to the Note and Warrant Purchase Agreement by and between HealthCor and CareView, dated as of April 21, 2011. The Company denies any such fees are due Focus and has answered the complaint as such.  The parties have exchanged discovery requests but have not yet served responses thereto.  Notices of depositions have been served for depositions to take place in September.  The Company intends to vigorously defend this action but cannot, at this time, reasonably predict the ultimate outcome of the proceedings or damages, if any, that will be imposed.  The Company does not have insurance for the claims alleged in the Focus Litigation and has not reserved for this liability.

.

INSURANCE AUTHORIZATION LETTER

In accordance with the insurance coverage requirements of the LOAN AND SECURITY AGREEMENT dated as of August 31, 2011 (the “Agreement”) between Bridge Bank, National Association (“Lender”), and CAREVIEW COMMUNICATIONS, INC., a Nevada corporation (for itself and on behalf of CareView Communications, Inc., a Texas corporation and CareView Operations, L.L.C., a Texas limited liability company, “Borrower”), coverage is to be provided as set forth below:

COVERAGE:	All risk including liability and property damage.

INSURED:	CAREVIEW COMMUNICATIONS, INC. 405 State Highway 121 Bypass, Suite B240 Lewisville, Texas 75067

LOCATION(s) OF COLLATERAL:

1.

2.

Insuring Agent:

Address:

Phone Number:

Fax Number:

ADDITIONAL INSURED AND LOSS PAYEE:

Lender, as its interest may appear below.

       BRIDGE BANK, NATIONAL ASSOCIATION
       55 Almaden Blvd.
       San Jose, CA 95113
       Attn:  Note Dept.
       Fax # 408-689-8542
       Phone # 408-423-8500

    The above coverage is to be provided prior to funding the Agreement.  Borrower hereby agrees to pay for the coverage above and by signing below acknowledges its obligation to do so.

Signature:

Title:

Date:	August 31, 2011

Agreement to Furnish Insurance to Loan and Security Agreement

(Herein called “Bank”)

Borrower(s):      CAREVIEW COMMUNICATIONS, INC., a Nevada corporation;
          CAREVIEW COMMUNICATIONS, INC., a Texas corporation; and
          CAREVIEW OPERATIONS, L.L.C., a Texas limited liability company

I understand that the Security Agreement or Deed of Trust which I executed in connection with this transaction requires me to provide a physical damage insurance policy including a Lenders Loss Payable Endorsement in favor of the Bank as shown below, within ten (10) days from the date of this agreement.

The following minimum insurance must be provided according to the terms of the security documents.

☐	AUTOMOBILES, TRUCKS, RECREATIONAL VEHICLES PERSONAL PROPERTY	☒	MACHINERY & EQUIPMENT: MISCELLANEOUS
	Comprehensive & Collision		Fire & Extended Coverage
	Lender's Loss Payable Endorsement		Lender's Loss Payable Endorsement
☐ Breach of Warranty Endorsement

☐	BOATS	☐	AIRCRAFT
	All Risk Hull Insurance		All Risk Ground & Flight Insurance
	Lender's Loss Payable Endorsement		Lender's Loss Payable Endorsement
	☐ Breach of Warrant Endorsements		☐ Breach of Warranty Endorsement

☐	MOBILE HOMES	☐	REAL PROPERTY
	Fire, Theft & Combined Additional Coverage		Fire & Extended Coverage
	Lender's Loss Payable Endorsement		Lender's Loss Payable Endorsement
	☐Earthquake		☐All Risk Coverage
☐Special Form Risk Coverage
☒	INVENTORY		☐
☐Earthquake
☐Other

☐	Other

I may obtain the required insurance from any company that is reasonably acceptable to the Bank, and will deliver proof of such coverage with an effective date of August 31, 2011 or earlier.

I understand and agree that if I fail to deliver proof of insurance to the Bank at the address below, or upon the lapse or cancellation of such insurance, the Bank may procure Lender's Single Interest Insurance or other similar coverage on the property.  If the Bank procures insurance to protect its interest in the property described in the security documents, the cost for the insurance will be added to my indebtedness as provided in the security documents.  Lender's Single Interest Insurance shall cover only the Bank's interest as a secured party, and shall become effective at the earlier of the funding date of this transaction or the date my insurance was canceled or expired.  I UNDERSTAND THAT LENDER'S SINGLE INTEREST INSURANCE WILL PROVIDE ME WITH ONLY LIMITED PROTECTION AGAINST PHYSICAL DAMAGE TO THE COLLATERAL, UP TO THE BALANCE OF THE LOAN, HOWEVER, MY EQUITY IN THE PROPERTY WILL NOT BE INSURED.  FURTHER, THE INSURANCE WILL NOT PROVIDE MINIMUM PUBLIC LIABILITY OR PROPERTY DAMAGE INDEMNIFICATION AND DOES NOT MEET THE REQUIREMENTS OF THE FINANCIAL RESPONSIBILITY LAW.

CALIFORNIA CIVIL CODE SECTION 2955.5. HAZARD INSURANCE DISCLOSURE:  No lender shall require a borrower, as a condition of receiving or maintaining a loan secured by real property, to provide hazard insurance coverage against risks to the improvements on that real property in an amount exceeding the replacement value of the improvements on the property.

Bank Address for Insurance Documents:
Comerica Bank – Collateral Operations, Mail Code 6514
1508 W. Mockingbird Lane
Dallas, Texas 75235

I acknowledge having read the provisions of this agreement, and agree to its terms.  I authorize the Bank to provide to any person (including any insurance agent or company) any information necessary to obtain the insurance coverage required.

OWNER(S) OF COLLATERAL:	DATED: August 31, 2011

INSURANCE VERIFICATION

Date		Phone
Agents Name		Person Talked To
Agents Address
Insurance Company
Policy Number(s)
Effective Dates: From	To:
Deductible $	Comments:

COMERICA BANK
Member FDIC

ITEMIZATION OF AMOUNT FINANCED
DISBURSEMENT INSTRUCTIONS
(Revolver)

Name(s): CAREVIEW COMMUNICATIONS, INC., a Nevada corporation Date: August 31, 2011 CAREVIEW COMMUNICATIONS, INC., a Texas corporation CAREVIEW OPERATIONS, L.L.C., a Texas limited liability company

$	credited to deposit account No. ___________ when Advances are requested or disbursed to Borrowers by cashiers check or wire transfer

Amounts paid to others on your behalf:
$	to Comerica Bank for Loan Fee
$	to Comerica Bank for Document Fee
$	to Comerica Bank for accounts receivable audit (estimate)
$	to Comerica Bank for counsel fees and expenses
$	to _______________
$	to _______________
$	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for Comerica Bank to disburse the loan proceeds as stated above.

Signature	Signature

COMERICA BANK
AUTOMATIC DEBIT AUTHORIZATION
Member FDIC

To: Comerica Bank

Re: Loan # ___________________________________

You are hereby authorized and instructed to charge account No. ______________ in the name of CAREVIEW COMMUNICATIONS, INC., a Nevada corporation and/or CAREVIEW COMMUNICATIONS, INC., a Texas corporation and/or CAREVIEW OPERATIONS, L.L.C., a Texas limited liability company for principal, interest and other payments due on above referenced loan as set forth below and credit the loan referenced above.

X Debit each interest payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

X Debit each principal payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

X Debit each payment for Bank Expenses as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature	Date
August 31, 2011
August 31, 2011

BRIDGE BANK, NATIONAL ASSOCIATION
Member FDIC

ITEMIZATION OF AMOUNT FINANCED
DISBURSEMENT INSTRUCTIONS
(Revolver)

Name(s): CAREVIEW COMMUNICATIONS, INC., a Nevada corporation Date: August 31, 2011 CAREVIEW COMMUNICATIONS, INC., a Texas corporation CAREVIEW OPERATIONS, L.L.C., a Texas limited liability company

$	credited to deposit account No. ___________ when Advances are requested or disbursed to Borrowers by cashiers check or wire transfer

Amounts paid to others on your behalf:
$	to Bridge Bank, N.A. for Loan Fee
$	to Bridge Bank, N.A. for Document Fee
$	to Bridge Bank, N.A. for accounts receivable audit (estimate)
$	to Bridge Bank, N.A. for counsel fees and expenses
$	to _______________
$	to _______________
$	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for Comerica Bank to disburse the loan proceeds as stated above.

Signature	Signature

BRIDGE BANK, N.A.
AUTOMATIC DEBIT AUTHORIZATION
Member FDIC

To: Bridge Bank, National Association

Re: Loan # ___________________________________

You are hereby authorized and instructed to charge account No. ______________ in the name of CAREVIEW COMMUNICATIONS, INC., a Nevada corporation and/or CAREVIEW COMMUNICATIONS, INC., a Texas corporation and/or CAREVIEW OPERATIONS, L.L.C., a Texas limited liability company for principal, interest and other payments due on above referenced loan as set forth below and credit the loan referenced above.

X Debit each interest payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

X Debit each principal payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

X Debit each payment for Bank Expenses as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature	Date
August 31, 2011
August 31, 2011

USA PATRIOT ACT

NOTICE
OF
CUSTOMER IDENTIFICATION

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you.  We may also ask to see your driver’s license or other identifying documents.